As filed with the Securities and Exchange Commission on November 10, 2025

Registration No. 333-_______

United States

SECURITIES AND EXCHANGE cOMMISSION

Washington, D.C. 20549

fOrm S-8

registration statement

under the securities act of 1933

Xtant Medical holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5313323
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

664 Cruiser Lane
Belgrade, Montana	59714
(Address of Principal Executive Offices)	(Zip Code)

Xtant Medical Holdings, Inc. 2023 Equity Incentive Plan

(Full title of the plan)

Sean E. Browne

President and Chief Executive Officer

Xtant Medical Holdings, Inc.

664 Cruiser Lane

Belgrade, Montana 59714

(Name and address of agent for service)

(406) 388-0480

(Telephone number, including area code, of agent for service)

Copies requested to:

Amy E. Culbert, Esq.

Emily Humbert, Esq.

Fox Rothschild LLP

City Center

33 South Sixth Street, Suite 3600

Minneapolis, Minnesota 55402-3601

(612) 607-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On July 26, 2023, the stockholders of Xtant Medical Holdings, Inc. (Registrant or Company) approved and adopted the Xtant Medical Holdings, Inc. 2023 Equity Incentive Plan (2023 Plan), which was approved by the Company’s Board of Directors on April 26, 2023. On November 7, 2025, the Company’s stockholders approved and adopted an amendment to the 2023 Plan to increase the number of shares of the Company’s common stock, par value $0.000001 per share (the “Common Stock”), available for issuance under the 2023 Plan by an additional 12,300,000 shares, which amendment was approved by the Company’s Board of Directors on September 8, 2025.

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register the additional 12,300,000 shares of Common Stock available for issuance under the 2023 Plan and such indeterminate number of shares as may become available under the 2023 Plan as a result of the adjustment provisions thereof pursuant to Rule 416(a) under the Securities Act.

The Company previously filed with the SEC a Registration Statement on Form S-8 (Reg. No. 333-273528) to register the initial 5,500,000 shares of Common Stock available for issuance under the 2023 Plan and such indeterminate number of shares as may become available under the 2023 Plan as a result of the adjustment provisions thereof pursuant to Rule 416(a) under the Securities Act. The contents of such prior Registration Statement, with the exception of Items 3, 6 and 8 of Part II of such prior Registration Statement, are hereby incorporated by reference.

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PART II

Information Required In The Registration Statement

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents which have been previously filed (not furnished) with the SEC (SEC File No. 001-34951):

●	the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 6, 2025;

●	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed on May 12, 2025, Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed on August 12, 2025, and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed on November 10, 2025;

●	the Company’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed on April 11, 2025, April 16, 2025, July 8, 2025, August 4, 2025, August 8, 2025, and November 10, 2025;

●	the Company’s Definitive Proxy Statement on Schedule 14A, filed on September 15, 2025 for the Company’s 2025 Annual Meeting of Stockholders held on November 7, 2025; and

●	the description of the Company’s common stock contained in its registration statement on Form 8-A, filed on October 15, 2015, as amended March 8, 2022, including any amendment or reports filed for the purpose of updating such description.

In addition, all other documents filed (not furnished) by the Company pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the SEC in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

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Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

General Corporation Law of the State of Delaware

Section 145(a) of the General Corporation Law of the State of Delaware (DGCL) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

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Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except for liability for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock purchases or redemptions in the case of a director, for any transaction from which the director or officer derived an improper personal benefit or in the case of an officer any action by or in the right of the corporation. No such provision shall eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision becomes effective.

Certificate of Incorporation

The Company has adopted provisions in its Restated Certificate of Incorporation that limit director and officer liability to the fullest extent permitted by law and provide for the indemnification of directors to the fullest extent permitted by law.

Bylaws

The Company’s Third Amended and Restated Bylaws provide for the indemnification of directors and officers to the fullest extent permitted by applicable law.

Indemnification Agreements

The Company has entered into agreements with its directors and executive officers that require the Company to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers to the fullest extent permitted by applicable law.

Insurance Policies

The Company purchased an insurance policy that purports to insure our directors and officers against certain liabilities incurred by them in the discharge of their functions as directors and officers.

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Xtant Medical Holdings, Inc. 2023 Equity Incentive Plan

Section 22.11 of the Xtant Medical Holdings, Inc. 2023 Equity Incentive Plan provides that subject to any limitations and requirements of Delaware law, each individual who is or will have been a member of the Board, or a committee appointed by the Board, or an officer or employee of the Company to whom authority was delegated in accordance with Section 3.3 of the 2023 Plan, will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the 2023 Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf.

The foregoing description of Section 145 and Section 102(b)(7) of the DGCL, the Company’s Restated Certificate of Incorporation, Third Amended and Restated Bylaws, and the 2023 Plan is only a summary and is qualified in its entirety by the full text of each of the foregoing.

The Company understands that it is the position of the SEC that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Xtant Medical Holdings, Inc. (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 (SEC File No. 001-34951) and incorporated by reference herein)

4.2	Third Amended and Restated Bylaws of Xtant Medical Holdings, Inc. (Effective as of June 1, 2023) (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 19, 2023 (SEC File No. 001-34951) and incorporated by reference herein)

4.3	Form of Common Stock Certificate of Xtant Medical Holdings, Inc. (filed as Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 8, 2022 (SEC File No. 001-34951) and incorporated by reference herein)

5.1*	Opinion of Fox Rothschild LLP regarding the validity of the shares of common stock being registered

23.1*	Consent of Independent Registered Public Accounting Firm, Grant Thornton LLP

23.2*	Consent of Fox Rothschild LLP (included within the opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (included on signature page to this Registration Statement)

99.1	Xtant Medical Holdings, Inc. Amended and Restated 2023 Equity Incentive Plan (filed herewith)

107*	Filing Fee Table

*	Filed herewith.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Belgrade, State of Montana, on November 10, 2025.

XTANT MEDICAL HOLDINGS, INC.

By:	/s/ Sean E. Browne
Sean E. Browne
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stavros G. Vizirgianakis, Sean E. Browne and Scott C. Neils, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution for such person in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or a substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Sean E. Browne	President and Chief Executive Officer and Director	November 10, 2025
Sean E. Browne	(principal executive officer)

/s/ Scott C. Neils	Chief Financial Officer	November 10, 2025
Scott C. Neils	(principal financial and accounting officer)

/s/ Stavros G. Vizirgianakis	Chair of the Board	November 10, 2025
Stavros G. Vizirgianakis

/s/ John K. Bakewell	Director	November 10, 2025
John K. Bakewell

/s/ Jonn R. Beeson	Director	November 10, 2025
Jonn R. Beeson

/s/ Abhinav Jain	Director	November 10, 2025
Abhinav Jain

/s/ Tyler P. Lipschultz	Director	November 10, 2025
Tyler P. Lipschultz

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